Exhibit 99.2

Geeknet Appoints Robert A. Bowman to Board of Directors

MOUNTAIN VIEW, Calif., February 11 /PRNewswire-FirstCall/ -- Geeknet, Inc. (Nasdaq: LNUX), the online network for the global geek community, today announced that Robert A. Bowman has joined the company's Board of Directors, effective February 8, 2010.

"Bob is a tremendous addition to our team," said Scott L. Kauffman, President and Chief Executive Officer, Geeknet. “His deep experience with name brand online media and ecommerce sites is precisely what we need at this point in Geeknet’s evolution.”

Mr. Bowman, currently serves as President and Chief Executive Officer of Major League Baseball Advanced Media LP, the interactive media company of Major League Baseball. MLBAM operates the official League site, MLB.com, as well as each of the 30 individual team sites.

Mr. Bowman joined MLBAM from Outpost.com, a leading global Internet retailer of high-end consumer technology products, where he served as President and Chief Executive Officer from October 1999 to November 2000. Mr. Bowman has been an investor in more than a dozen Internet start-up companies and is the creator of howtoguru.com, a sports instructional site, and icontact.com, a private, e-commerce site that proactively offers live customer service representatives to shoppers over the Internet.

Prior to his involvement in the Internet industry, Mr. Bowman was President and Chief Operating Officer of ITT. He joined ITT in 1991 as Executive Vice President and Chief Financial Officer of ITT Sheraton, the Boston-based global hotel network. In 1992 he was named Executive Vice President and Chief Financial Officer of the parent company before being named President and Chief Operating Officer in 1995.

Before joining ITT Mr. Bowman served as Treasurer for the State of Michigan from 1983 to 1991, worked as an investment banker with Goldman Sachs & Company from 1979 to 1981, and served in the US Department of the Treasury as Special Assistant to the Assistant Secretary for Domestic Finance. He is a director of Blockbuster Inc., Take-Two Interactive Software, Inc., and The Warnaco Group, Inc.

"I am pleased to be joining the Geeknet team and look forward to helping grow the business," said Bowman. "Geeknet has a great set of assets and I’m eager to contribute to an organization that is a real innovator in online media and ecommerce.

About Geeknet, Inc.
Geeknet is the online network for the global geek community. Our sites include: SourceForge, Slashdot, ThinkGeek, Ohloh and freshmeat. We serve an audience of more than 40 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net. (Source: Google Analytics and Omniture – December 2009)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, Ohloh, and freshmeat are registered trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

Investor Relations Contact:
The Blueshirt Group
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com
Phone: (415) 217-7722

Media Contact:
Tracey Parry, geeknet@airfoilpr.com
Airfoil Public Relations
Phone: (650) 691-7302